Exhibit 99.1

To: MeridianLink Employees
From: Nicolaas Vlok
Date: February 28, 2023

Team MLNK,

MeridianLink has grown and transformed extraordinarily over the last several years. While it has been an exciting time in many ways, we now find ourselves at an inflection point where we must solidify our foundation to support company growth and best serve our customers. That’s why we have made the difficult decision to reduce the size of our team by about 9%.

All employees will receive an email within the next 15 minutes about the status of their role. Impacted employees will also receive a Teams invitation for a call with management and HR to go over transition and severance details.

We did not make this decision lightly, and we want to be transparent in sharing how we got here and what is next for MeridianLink.

Restructuring
At MeridianLink, we are dedicated to customer service and success. That dedication means making focused decisions to ensure that our areas of investment drive innovation, customer expansion, and long-term company growth.

To that end, we carefully looked at our departments and products to prioritize customer-centric investment areas. As a result, MeridianLink is consolidating functions to flatten our organizational structure and simplify how we get work done. We believe this change will improve efficiencies and better match our current business needs.

Caring for Our Team
It is difficult to say goodbye to our teammates who made significant contributions to our company. We are communicating and supporting each impacted employee with dignity and respect.

Departing employees will be offered the following support through their separation agreements:
•Eight weeks of severance pay, plus two additional weeks for every completed year of service, up to a total of 26 weeks of severance pay;
•Up to three months of paid benefit continuation through COBRA; and
•Career support with coaching through Lee Hecht Harrison (LHH), an outplacement agency dedicated to this process.

Looking Toward the Future
Ultimately, our decision marks an investment in our future as an organization. We believe these changes, while difficult today, will enable us to efficiently deliver on our business objectives and grow in the right areas.

We are keenly aware of the challenges presented by macroeconomic trends, but we are optimistic about the future. We are one team, and we are laser-focused on creating even better experiences for our customers, our partners, and each other.

In times of change, it’s natural to have questions or feel uncertain. During these times, it is helpful to focus on what is not changing. We remain true to our vision and mission, and we will continue to invest in building and maintaining strong customer relationships.

Over the next few days, we’ll discuss these changes at the team level, and more broadly in our Company Update meeting. In the meantime, please reach out to your manager, HR, or me with any questions.

Best,
Nicolaas